UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2011

CTI INDUSTRIES CORPORATION
(Exact name of registrant as specified in its charter)

Illinois	0-23115	36-2848943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22160 North Pepper Road, Lake Barrington, IL	60010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (847) 382-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 1.01 – Entry in to a Material Definitive Agreement

On December 14, 2011, Registrant entered into a Trademark License Agreement (“Agreement”) with S.C. Johnson & Son, Inc. (“SC Johnson”), a copy of which will be filed as an exhibit to Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2011.  Under the Agreement, SC Johnson grants to Registrant a license to use the trademark Ziploc® in connection with the manufacture, distribution, marketing and sale of a designated product line within designated distribution channels in the United States, Canada, Mexico and Puerto Rico.  The product line includes countertop, powered food storage vacuum sealing kitchen appliances and non-zippered food storage vacuum bags for use with these appliances. The distribution channels include the kitchen appliance store section of mass market retail stores, grocery stores, drug stores, warehouse club stores, hardware stores, home improvement stores, specialty stores and value stores, and such other channels as SC Johnson may authorize.

Registrant is required to pay certain royalties in connection with the sale of the product line, including certain minimum royalties.   The Agreement is for a term expiring on December 31, 2014.

The Agreement includes required quality standards for the product line and Registrant is required to obtain the approval of SC Johnson for the sale of each of the products.  The Agreement includes a series of covenants regarding the sale of the products, protection of the trademarks, infringements, indemnification, insurance, default and termination, manufacturing, sales and marketing practices, confidentiality and sublicenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Industries Corporation (Registrant)

Date: December 15, 2011	By:	/s/ Stephen M. Merrick
Stephen M. Merrick Executive Vice President